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June 12, 2006


Securities and Exchange Commission
100 F Street NE
Washington, DC  20549

Re: Chase Funding Inc.,
    Registration Statement on Form S-3
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Ladies and Gentlemen:

On behalf of Chase Funding Inc.(the "Registrant"), we hereby submit for filing under the Securities Act of 1933, as amended, via EDGAR, the Registrant's Registration Statement on Form S-3.

If there are any questions with respect to the enclosed materials, please do not hesitate to call me at (215) 994-2777.




Sincerely,



Steven J. Molitor



Enclosure